Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Iron Horse Acquisitions Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, one warrant, and 1/8th of one right to acquire one share of common stock	6,900,000	$10.00	$69,000,000.00	$10,184.40
Common stock, $0.0001 par value, included as part of the units	6,900,000	–	–	–	(3)
Warrants included as part of the units (4)	6,900,000	–	–	–	(3)
Common Stock underlying the warrants included as part of units	6,900,000	$11.50	$79,350,000.00	11,712.06
Rights included as part of the units (4)	862,500	–	–	–	(3)
Common Stock underlying the rights included as part of units	862,500	$10.00	$8,625,000.00	$1,273.05
Representative’s Shares	35,000	$10.00	$350,000.00	$51.66
Total Offering & Filing Fee Amounts			$157,325,000.00	$23,221.17
Total Fees Previously Paid				$–
Total Fee Offsets				$–
Net Fee Due				$23,221.17

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes units and shares of common stock, rights and warrants underlying such units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Table 2: Fee Offset Claims and Sources

N/A